                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          DIVERSIFIED CORPORATE RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 April 30, 1999

Dear Shareholder:

    You are cordially invited to attend the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Diversified Corporate Resources, Inc. (the "Company"), which will be held at Embassy Suites Hotel, Dallas Park Central Area, 13131 North Central Expressway, Dallas, Texas 75243 on June 17, 1999 at 10:00 a.m. Central Time.

    At the Annual Meeting, you will be asked to consider and vote upon the following: (1) the election of five directors to hold office until the next annual election of directors by shareholders or until their respective successors shall have been duly elected and shall have qualified, (2) to approve the 1998 Non-employee Director Stock Option Plan of the Company, and (3) the transaction of any and all other business that may properly come before the meeting or any adjournment(s) thereof.

    Whether or not you plan to attend the meeting, please date, sign, and return the enclosed proxy for your shares of stock in the enclosed prepaid envelope. Your cooperation in returning your executed proxy promptly is appreciated. If you do attend the meeting, you may vote in person, which will effectively revoke any proxy previously submitted.

                                          Sincerely,
                                          J. Michael Moore
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                     DIVERSIFIED CORPORATE RESOURCES, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 350
                                DALLAS, TX 75243

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 17, 1999
                             ---------------------

TO THE SHAREHOLDERS:

    You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Diversified Corporate Resources, Inc. (the "Company") to be held at Embassy Suites Hotel, Dallas Park Central Area, 13131 North Central Expressway, Dallas, Texas 75243 on Thursday, June 17, 1999 for the following purposes:

1. To elect five directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified.

2.  To approve the 1998 Non-employee Director Stock Option Plan of the Company.

3. The transaction of any and all other business that may properly come before the meeting or any adjournment(s) thereof.

    Holders of record of the Company's Common Stock at the close of business on April 20, 1999, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

    You are cordially invited to attend the Annual Meeting; WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. Your proxy will be returned to you if you are present at the Annual Meeting and request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                          By Order of the Board of Directors,
                                          M. TED DILLARD
                                          SECRETARY

Dallas, Texas
April 30, 1999

                     DIVERSIFIED CORPORATE RESOURCES, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 350
                              DALLAS, TEXAS 75243

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 17, 1999

                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed form of proxy is solicited by the Board of Directors of Diversified Corporate Resources, Inc. (the "Company") to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF THE OTHER PROPOSALS SET FORTH IN THE NOTICE.

    The executive offices of the Company are located at, and the mailing address of the Company is, 12801 North Central Expressway, Suite 350, Dallas, Texas 75243.

    Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

    This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about May 14, 1999. The Company's Annual Report is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

    The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at the Company's principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until the Company at or before the Annual Meeting has received such notice. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

    In addition to the solicitation of proxies by use of the mail, directors, officers, and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. Such directors, officers, and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of the Company's common stock, par value $.10 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

    The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of Common Stock, and other costs of solicitation, are to be borne by the Company.

                     VOTING SECURITIES OUTSTANDING; QUORUM

    The record date for the determination of shareholders entitled to notice of and vote at the Annual Meeting was the close of business on April 20, 1999 (the "Record Date"). At the close of business on the Record Date there were 2,726,397 shares of Common Stock issued and outstanding, each of which is entitled to one vote on all matters properly brought before the Annual Meeting. Shareholders have no cumulative voting rights.

    The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are treated as present at the Annual Meeting and are, therefore, counted to determine a quorum. If a quorum is not present, the shareholders entitled to vote who are present in person or represented by proxy at the Annual Meeting have the power to adjourn the meeting from time to time, without notice or other announcement, until a quorum is present or represented. It is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them for such an adjournment. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

    Assuming the presence of a quorum, the affirmative vote of the holders of
(a) a plurality of the shares of Common Stock represented and voting at the Annual Meeting is required for the election of directors, and (b) a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote therein is required to (i) approve 1998 Non-employee Director Stock Option Plan of the Company (the "Directors Plan"), and (ii) approve any and all other business that may properly come before the meeting or any adjournment(s) thereof.

    Abstentions may be specified on all proposals except the election of directors. Abstentions, with respect to any proposal other than the election of directors, will have the same effect as a vote against such proposal. Broker non-votes will have no effect on the outcome of the election of directors, or the approval of the Directors Plan. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 20, 1999 by (a) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (b) each of the Company's directors; (c) each of the executive officers named in the Summary Compensation Table below; and (d) all directors and executive officers of the Company as a group. The address of each person listed below is 12801 N. Central Expressway, Suite 350, Dallas, Texas 75243, unless otherwise indicated.

                                                                     SHARES BENEFICIALLY
                                                                         OWNED(1)(2)
                                                                    ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                  NUMBER     PERCENT
------------------------------------------------------------------  ----------  ---------
DCRI L.P. No. 2, Inc..............................................     621,700(3)     22.8%
J. Michael Moore..................................................     830,032(4)     29.3%
M. Ted Dillard....................................................     177,224(5)      6.4%
Samuel E. Hunter..................................................      28,750(6)      1.0%
Deborah A. Farrington.............................................      21,250(7)     *
A. Clinton Allen..................................................      21,250(8)     *
Douglas G. Furra..................................................      23,832(9)     *
Anthony J. Bruno..................................................       5,400 10)     *
James L. Woo......................................................       5,160 11)     *
FMR Corp..........................................................     257,200 12)      9.4%
First Wilshire Securities Management, Inc.........................     163,300 13)      6.0%
All directors and executive officers as a group
 (8 persons)1, 2, 4, 5, 6, 7, 8, 9, 10, 11........................   1,112,898      37.4%

------------------------

 *  Represents less than 1% of outstanding Common Stock.

1. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below and subject to applicable community property laws.

2. Except for the percentages of certain parties that are based on presently exercisable options that are indicated in the following footnotes to the table, the percentages indicated are based on 2,726,397 shares of Common Stock issued and outstanding on the Record Date. In the case of parties holding options, the percentage ownership is calculated on the assumption that (a) the shares purchasable within the next 60 days underlying such options are outstanding, and (b) the shares which are vested or will be vested in the next 60 days, but are not exercisable until October 23, 1999, are also outstanding. See "Report From the Compensation Committee--Ten-Year Option/SAR Repricings" below.

3. The shares (the "Shares") were acquired by DCRI L.P. No. 2, Inc. ("No. 2") from Ditto Properties Co. ("DPC") as a result of a series of transactions culminating in March of 1993. DPC has since filed a lawsuit against No. 2 (the "Litigation") in which it is claiming, among other things, that its sale of the Shares to No. 2 in March 1993 pursuant to a stock purchase agreement should be rescinded. DPC has also filed a Schedule 13D claiming that it is the beneficial owner of the Shares based on a successful outcome of DPC's rescission claim. The litigation is described in the Company's Annual Report on Form 10-K, Item 3. The trial court, however, granted No. 2's motion for summary judgment dismissing DPC's rescission claim.

    No. 2 holds sole voting and investment power with respect to the Shares, subject to the rights retained by (a) Imperial Bank in connection with a loan (the "Imperial Loan") to No. 2, the current balance of which is $750,000 and is due July 1999, (b) Bank One Texas in connection with a loan (the "Bank One Loan") to No. 2, the current balance of which is $825,000 and is due July 1999, and (c) Compass Bank in connection with two loans (collectively the "Compass Loan") to No. 2, the current balance of which is $427,000 and is due May 15, 2000. No. 2 has granted a security interest to (i) Imperial Bank to secure the Imperial Loan in 250,000 shares of Common Stock, (ii) to Bank One Texas to secure the Bank One Loan in 175,000 shares of Common stock, (iii) Compass Bank to secure the Compass Loan in 165,000 shares of Common Stock, and (iv) to the Company, in connection with the Compass Bank transaction, in 50,000 shares of Common Stock (see "Certain Relationships and Related Transactions" for more information related to the Company's agreement to purchase the Compass Loan in the event No. 2 and J. Michael Moore default in their obligations to repay the Compass Loan). No. 2 has granted an option (the "Hunter Option") to Samuel E. Hunter, a director of the Company, to purchase an aggregate of 20,000 shares of Common Stock at $5.00 per share, which option expires on July 31, 2000.

    The address of No. 2 is 12801 North Central Expwy, Suite 260, Dallas, Texas 75243.

4. Includes the Shares beneficially owned by No. 2 (as J. Michael Moore owns substantially all of the capital stock of No. 2) , and 110,832 shares of Common Stock issuable upon exercise of options.

5. Includes 43,224 shares of Common Stock issuable upon the exercise of options. Mr. Dillard owns 7.5% of the capital stock of No. 2 and will have the right to acquire an additional 2.5% of the capital stock of No. 2, on or after January 1, 2000.

6. Includes 23,750 shares of Common Stock issuable upon the exercise of options, 3,750 of which were granted pursuant to the Directors Plan and are, therefore, subject to shareholder approval as provided herein. This number excludes 20,000 shares of Common Stock issuable upon exercise of the Hunter Option. The address of Mr. Hunter is 501 East 87th Street, 17E, New York, New York 10128.

7. Consists of 21,250 shares of Common Stock issuable upon the exercise of options, 3,750 of which were granted pursuant to the Directors Plan and are, therefore, subject to shareholder approval as provided herein. The address of Ms. Farrington is 929 Park Avenue, New York, New York 10028.

8. Consists of 21,250 shares of Common Stock issuable upon the exercise of options, 3,750 of which were granted pursuant to the Directors Plan and are, therefore, subject to shareholder approval as provided herein. The address of Mr. Allen is 1280 Massachusetts Avenue, No. 200, Cambridge, Mass. 02138.

9. Includes 23,332 shares of Common Stock issuable upon the exercise of options.

10. Includes 4,800 shares of Common Stock issuable upon the exercise of options.

11. Includes 4,000 shares of Common Stock issuable upon the exercise of options.

12. The address of FMR Corp. is 82 Devonshire St., Boston, MA 02109.

13. The address of First Wilshire Securities Management, Inc. is 600 South Lake Street, Suite 100, Pasadena, CA 91106.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    The Company's Bylaws provide that the number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the Board of Directors but shall not be less than one. On April 21, 1998, the number of directors comprising the Board of Directors was set at five.

    The Board of Directors has nominated for directors the five individuals named below to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders, or until their successor has been duly elected and has qualified. All of the nominees are currently directors of the Company. Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of the following named nominees for the offices of directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors shall have been duly elected and shall have qualified. Information regarding each nominee is set forth in the table and text below.

                                                                         PRESENT
                                                                      OFFICE(S) HELD         DIRECTOR
                     NOMINEE                           AGE            IN THE COMPANY           SINCE
-------------------------------------------------      ---      --------------------------  -----------
                                                                    Chairman and Chief
J. Michael Moore.................................          52       Executive Officer             1991
M. Ted Dillard...................................          46    President and Secretary          1991
A. Clinton Allen.................................          55              None                   1998
Deborah A. Farrington............................          48              None                   1997
Samuel E. Hunter.................................          64              None                   1997

    J. MICHAEL MOORE has served as the Chairman of the Board of Directors of the Company since May 1991. Mr. Moore has served as Chief Executive Officer of the Company since May 1993. He has been President and Chief Executive Officer of United States Funding Group, Inc., a Texas corporation, since 1986. Mr. Moore is the principal shareholder of DCRI L.P. No. 2, Inc., a Texas corporation. See "Security Ownership of Certain Beneficial Owners and Management."

    M. TED DILLARD has served on the Board of Directors of the Company since August 1991. Mr. Dillard has served as President of the Company since October 1996. Prior to that, he was the Chief Financial Officer of the Company from January 1994 to October 1996. He has been Secretary and Treasurer of the Company since January 1994, and was Controller of the Company from June 1990 to January 1994. Mr. Dillard is a Certified Public Accountant, Certified Management Accountant and Certified Financial Planner.

    A. CLINTON ALLEN was elected to the Board of Directors on April 21, 1998, by unanimous consent of the Board of Directors. Mr. Allen has been Chairman and Chief Executive Officer of A.C. Allen and Company, an investment banking and consulting firm, since 1987. He also serves on the board of directors of Psychemedics Corporation, Inc., The DeWolfe Companies, Swiss Army Brands Inc., Response U.S.A. Inc., Image Guided Technologies and Legal Club of America, Inc. He served on the board of directors of Blockbuster Entertainment Corporation from 1986 until the acquisition of the company by Viacom/ Paramount in September of 1994. None of such companies is an affiliate of the Company.

    DEBORAH A. FARRINGTON was elected to the Board of Directors of the Company on November 12, 1997, by unanimous vote of the Board of Directors. Since May 1998, Ms. Farrington has been a consultant to the Company in addition to functioning as a director (see "Certain Relationship and Related Party Transactions"). Since May, 1998, Ms. Farrington has been Co-Chairman of StarVest Management, Inc. (a private equity investment firm). From 1993 to 1997, Ms. Farrington served as Co-Chairman of Victory Ventures LLC and President and Chief Executive Officer of its predecessor Victory Capital, LLC, both venture capital companies in New York City. From 1993 to 1996, Ms. Farrington also served as Chairman of the Board of Staffing Resources Inc., a Dallas based staffing services company. From 1991 to 1993, she served as Executive Vice President and a director of Tigera Group, Inc., a NASDAQ National Market System listed company, where she also served as Co-Chairman of the Board from 1995 to 1996.

    SAMUEL E. HUNTER was elected to the Board of Directors of the Company on February 28, 1997, by unanimous vote of the Board of Directors. Since October 1, 1997, Mr. Hunter has served as Senior Vice President of sales for OptiMark Technologies, Inc., an electronic trading network. From 1993 to 1997, he served as managing director for equities trading for Ormes Capital Markets, Inc. in New York City. Mr. Hunter is also engaged in various other business activities.

    None of the nominees is related to any other nominee or to any executive officer or director of the Company by blood, marriage or adoption (except relationships, if any, more remote than first cousin).

                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held fifteen (15) meetings during the year ended December 31, 1998. During the year ended December 31, 1998, all persons who were directors of the Company during that time attended 100% of the total number of meetings of the Board of Directors.

    Working committees of the Board include the Audit Committee and the Compensation Committee. The Board of Directors does not have a standing Nominating Committee.

    AUDIT COMMITTEE. The Company established an Audit Committee on April 10, 1997, which currently consists of Mr. Hunter (Chairman), Ms. Farrington, and Mr. Allen. The function of the Audit Committee is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. During 1998, the Audit Committee held one meeting.

    COMPENSATION COMMITTEE. The Company established a Compensation Committee on April 10, 1997, which currently consists of Mr. Allen, Ms. Farrington and Mr. Hunter. The Chairman of the Compensation Committee is Mr. Allen. The Compensation Committee determines the compensation of the Company's executive officers. During 1998, the Compensation Committee held five meetings and took certain actions by unanimous consent.

    OTHER COMMITTEES. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

DIRECTOR COMPENSATION

    Prior to April 1998, non-employee members of the Board of Directors each received $1,000 for each Directors' meeting attended, and members of the Board of Directors who were also employees of the Company received $500 for each Directors' meeting attended.

    Effective April 1, 1998, members of the Board of Directors who are employees of the Company no longer receive additional compensation for attending Directors' meetings. Effective April 1, 1998, non-employee members of the Board of Directors receive $2,000 for each Directors' meeting attended. In addition, members of committees receive $500 for each committee meeting attended. For serving as the Chairman of the Audit committee, Mr. Hunter receives $1,000 (as opposed to $500) for each meeting attended. For serving as the Chairman of the Compensation Committee, Mr. Allen does not receive $500 for each committee meeting attended but does receive $1,000 per month.

    In June 1998, the compensation of the non-employee members of the Board of Directors for Director's meeting attended was changed so that such Directors receive $6,000 per quarter with no meeting fees; in December, 1998 the quarterly amount was increased to $8,000 per quarter. The compensation of Directors related to committee services and meetings were not changed and remains as above set forth.

    In December 1998, the Board of Directors of the Company approved the Directors Plan and granted to each of Mr. Hunter, Ms. Farrington and Mr. Allen options to purchase 15,000 shares of Common Stock with an exercise price of $5.75 per share; such approval and grants are subject to shareholder approval of the Directors Plan. In connection with this action, the Board of Directors terminated all options previously granted to these three individuals which had not vested by December 31, 1998. See "Proposal to Approve the 1998 Non-employee Director Stock Option Plan of the Company" for more information related to options granted to Mr. Hunter, Ms. Farrington and Mr. Allen.

    In May 1998, the Company entered into a consulting agreement with Deborah A. Farrington, a director of the Company, pursuant to which Ms. Farrington agreed to provide consulting services to the Company in connection with an acquisition program of the Company. Pursuant to such agreement, the Company paid $15,000 in cash to Ms. Farrington and agreed to pay her $4,000 per month plus such additional amounts, if any, as the Board of Directors of the Company may determine in connection with acquisitions, if any, made in the future by the Company.

    In October 1998, the Company paid $89,000 to Ms. Farrington as a commission in connection with the Company's acquisition of Texcel, Inc., $50,000 of which was paid in cash with the remainder being offset by the previously paid monthly consulting fee.

    The compensation of employee Directors of the Company is discussed at "Executive Compensation" below.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF
             THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                               EXECUTIVE OFFICERS

    The table and text below set forth the name, age, current position and term of office of the Company's executive officers other than those executive officers who are also directors of the Company and for whom such information is set forth above under the caption "Election of Directors."

NAME                                     AGE                                  POSITION
------------------------------------     ---     -------------------------------------------------------------------
Douglas G. Furra....................     37      Chief Financial Officer and Treasurer

Anthony J. Bruno....................     63      President, Management Alliance Corporation

James L. Woo........................     48      Executive Vice President, Management Alliance Corporation

    DOUGLAS G. FURRA has been the Chief Financial Officer of the Company since June 1997. From January 1992 to April 1997, Mr. Furra was the audit manager on the Company's audits by Weaver and Tidwell, L.L.P., the Company's previous independent auditors. Mr. Furra was employed by Weaver and Tidwell, L.L.P. from 1985 until June 1997. Mr. Furra is a Certified Public Accountant. Mr. Furra's employment agreement with the Company expires on May 31, 1999, subject to renewal as described below. See "Employment Agreements and Change in Control Arrangements," below.

    ANTHONY J. BRUNO has been the President of Management Alliance Corporation since August 1996. Prior to that he was a regional Manager of Management Alliance Corporation from June 1995 to August 1996. He has over thirty years of industry experience and is the author of several training manuals, planners and motivational tapes and has held seminars and in-house training sessions all over the country. Mr. Bruno is a Certified Personnel Consultant, Certified Temporary Staffing Specialist, and Certified International Personnel Consultant. He is a recipient of the Hall of Fame Award from the National Association of Personnel Consultants. Mr. Bruno's employment agreement with the Company expires on December 31, 1999, subject to certain renewal and termination provisions as described below. See "Employment Agreements and Change in Control Arrangements," below.

    JAMES L. WOO has been the Executive Vice President of Management Alliance Corporation, since August 1996. Prior to that time he has been employed by the Company since 1980 in various management positions. Mr. Woo's employment agreement with the Company expires on December 31, 1999, subject to certain renewal and termination provisions as described below. See "Employment Agreements and Change in Control Arrangements," below.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Shareholders"), to file reports of ownership and changes of ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and 10% Shareholders of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on a review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Shareholders were timely met.

                             EXECUTIVE COMPENSATION

    The following table summarizes certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                         COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION                -------------------
                                        -----------------------------------------------      SECURITIES
                                                                       OTHER ANNUAL          UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY($)    BONUS($)(1)   COMPENSATION($)(2)   OPTIONS/SARS(#)(3)    COMPENSATION($)
---------------------------  ---------  -----------  -------------  -------------------  -------------------  -----------------
J. Michael Moore...........    1998      $ 188,320     $  55,805         $  23,500              100,000(4)        $      --
  Chairman and Chief           1997        172,196        54,078             3,000                   --                  --
    Executive Officer          1996        117,000        37,585             1,500              155,000                  --

M. Ted Dillard.............    1998      $ 157,707     $  46,504         $  18,700               66,667           $      --
  President, Secretary         1997        135,664        45,065             3,000                   --                  --
    and Treasurer              1996        111,314        27,216             1,500              105,000                  --

Douglas G. Furra(5)........    1998      $ 115,408     $  27,902         $      --               10,000           $      --
  Chief Financial Officer      1997         57,500     $  20,279                --               30,000                  --
                               1996             --            --                --                   --                  --

Anthony J. Bruno(6)........    1998      $ 117,333     $  33,923         $  18,000                   --           $      --
  President Management         1997        110,000        27,018            18,000               12,000                  --
    Alliance Corporation       1996         56,625        15,000            50,500                   --                  --

James L. Woo(7)............    1998      $ 101,333     $  25,442         $      --                   --           $      --
  Executive Vice-President     1997         96,000        20,263                --               10,000                  --
    Management Alliance        1996         96,000        13,188                --                   --                  --
    Corporation

------------------------------

(1) Each executive's bonus is calculated as a percentage of after-tax net income ("Profits"). Bonuses for Messrs. Moore, Dillard and Furra are calculated as a percentage of Profits of the Company's subsidiary companies on a consolidated basis. Bonuses for Messrs. Bruno and Woo are calculated as a percentage of Profits of Management Alliance Corporation.

(2) Includes perquisites and other personal benefits if value is greater than the lesser of $50,000 or 10% of reported salary and bonus. Includes directors fees for each of Mr. Moore and Mr. Dillard of $1,500, $3,000, and $1,500 in 1998, 1997 and 1996, respectively. Includes deferred compensation for each of Mr. Moore and Mr. Dillard of $22,000 and $16,500, respectively, in 1998. Includes compensation of $700 for Mr. Dillard attributable to interest at a below market rate in connection with a loan made to him by the Company on July 17, 1998; see "Certain Relationships and Related Transactions."

(3) All options granted in 1997 and 1996 were granted pursuant to the 1996 Nonqualified Stock Option Plan (the "1996 Plan"). All options granted in 1998 were granted pursuant to the 1998 Non-Qualified Stock Option Plan (the "1998 Plan").

(4) In April 1998, Mr. Moore was granted (the "1998 Grant") options to purchase 100,000 shares of Common Stock contingent upon the exercise by Mr. Moore of previously granted options (the "Existing Options") to purchase 124,000 shares. In April 1999, the 1998 Grant was reduced to options to purchase 62,500 shares as a result of Mr. Moore's partial exercise of the Existing Options. As reduced, the 1998 Grant vests at the rate of 8,333 shares per quarter, beginning June 30, 1998.

(5) Mr. Furra became the Chief Financial Officer of the Company in June 1997.

(6) Mr. Bruno became a full-time consultant of the Company in June 1995. Mr. Bruno was named President of Management Alliance Corporation, a wholly owned subsidiary of the Company, in August 1996. Amounts shown under Other Annual Compensation reflect amounts paid to Mr. Bruno in his capacity as a full-time consultant in 1996, and a housing allowance of $18,000 in each of 1998 and 1997.

(7) Mr. Woo became the Executive Vice-President of Management Alliance Corporation, a wholly owned subsidiary of the Company, in August 1996.

STOCK OPTION GRANTS DURING 1998

    The following table provides information with respect to the Named Executive Officers concerning the grant of options to acquire Common Stock in 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                    --------------------------------------------------------------     VALUE OF ASSUMED
                                                        % OF TOTAL                                          ANNUAL
                                       NUMBER OF       OPTIONS/SARS                                  RATES OF STOCK PRICE
                                      SECURITIES        GRANTED TO                                     APPRECIATION FOR
                                      UNDERLYING         EMPLOYEES       EXERCISE                       OPTION TERM(4)
                                     OPTIONS/SARS           IN            OR BASE     EXPIRATION    ----------------------
NAME                                 GRANTED(#)(1)      FISCAL YEAR     PRICE($/SH)      DATE         5%($)       10%($)
----------------------------------  ---------------  -----------------  -----------  -------------  ----------  ----------
J. Michael Moore..................       100,000(2)           46.2%      $   12.75          4-08    $  352,259  $  778,400

M. Ted Dillard....................        66,667              30.8%             (3)         4-08    $  234,841  $  518,936

Douglas G. Furra..................        10,000               4.6%             (3)         4-08    $   35,226  $   77,840

Anthony J. Bruno..................            --                --              --            --            --          --

James L. Woo......................            --                --              --            --            --          --

------------------------------

(1) All of the options granted to Named Executive Officers in 1998 were granted under the 1998 Plan.

(2) See footnote 4 to the "Summary Compensation Table," above.

(3) The options had an exercise price of $12.75 per share at grant date and were repriced at $5.125 per share on October 23, 1998. As a condition of such repricing, none of these options may be exercised prior to October 23, 1999 even if vested. The options vest quarterly over three years beginning with the quarter ended June 30, 1998.

(4) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1998 AND STOCK OPTION/SAR VALUES AS
  OF DECEMBER 31, 1998

    The following table sets forth information with respect to the Chief Executive Officer and the Named Executive Officers concerning the exercise of options during 1998 and unexercised options held as of December 31, 1998:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                 NUMBER OF        VALUE OF
                                                                                SECURITIES       UNEXERCISED
                                                                                UNDERLYING      IN-THE-MONEY
                                                                                UNEXERCISED     OPTIONS/SARS
                                                                               OPTIONS/SARS       AT FISCAL
                                                                                 AT FISCAL        YEAR END
                                                                              YEAR END (#)(1)     ($)(1)(2)
                                                     SHARES        VALUE     -----------------  -------------
                                                   ACQUIRED ON   REALIZED      EXERCISABLE/     EXERCISABLE/
NAME                                               EXERCISE(#)      ($)        UNEXERCISABLE    UNEXERCISABLE
-------------------------------------------------  -----------  -----------  -----------------  -------------
J. Michael Moore.................................          --           --     149,000/106,000(3) $  240,250/$0
M. Ted Dillard...................................      84,000    $ 219,000            0/87,667  $        0/$0
Douglas G. Furra.................................          --           --       10,000/30,000  $   10,000/$0
Anthony J. Bruno.................................          --           --            0/12,000  $        0/$0
James L. Woo.....................................          --           --            0/10,000  $        0/$0

------------------------

(1) The amounts under the headings entitled "Exercisable" reflect vested options as of December 31, 1998 that were not repriced on October 23, 1998 and the amounts under the headings entitled "Unexercisable" reflect options that have not vested as of December 31, 1998 and those that were vested but were repriced on October 23, 1998 and are not exercisable until October 23, 1999. See "Report From the Compensation Committee Regarding Executive Compensation--Ten-Year Option/ SAR Repricings" below.

(2) Values stated are pre-tax and net of cost, and are based on the $5.00 per share closing price of the Common Stock on December 31, 1998.

(3) See footnote 4 to the "Summary Compensation Table," above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of SEC Regulation S-K. No executive officer of the Company served as a member of a compensation committee of another corporation (or other board committee of such company performing similar functions or, in the absence of any such committee, the entire board of directors of such corporation), one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of a compensation committee of another corporation (or other board committee of such corporation performing similar functions or, in the absence of any such committee, the entire board of directors), one of whose executive officers served as a director of the Company.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

    MEMBERSHIP. The Compensation Committee currently consists of three individuals: A. Clinton Allen (who is the Chairman of the Compensation Committee), Deborah A. Farrington and Samuel E. Hunter. Mr. Allen became a member of the Board and the Chairman of the Compensation Committee on April 21,

1998. Prior to such date in 1998, the Compensation Committee consisted of Ms. Farrington and Mr. Hunter.

    RESPONSIBILITIES. The Compensation Committee is responsible for establishing the level of compensation of the executive officers of the Company and administering the 1996 Plan and the 1998 Plan. The compensation review and evaluation is conducted by reviewing the overall performance of each individual and comparing the overall performance of the Company with others in its industry, as well as considering general economic and competitive conditions. The financial performance of the Company on a yearly basis and as compared with the Company's Peer Group (see "Comparative Total Returns," below) and the industry as a whole, the Company's stock price and market share, and the individual performance of each of the executive officers, are among the factors reviewed. No particular weight is assigned to one factor over another.

    GENERAL COMPENSATION POLICY. Our fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. It is our objective to make a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package is comprised of three elements: (a) base salary, which reflects individual performance and is designed primarily to be competitive with salary levels of similarly sized companies; (b) annual variable performance awards payable in cash and tied to the Company's achievement of performance goals; and (c) long-term stock based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's shareholders. Generally, as an officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

    EMPLOYMENT AGREEMENTS AND COMPENSATION. The Company is a party to employment agreements with Messrs. Moore, Dillard, Furra, Bruno and Woo. Each of these agreements provides for an annual base salary and certain other benefits. The Compensation Committee has in the past, and may continue in the future to approve salaries above the agreed-upon base salaries based upon the factors listed above. See "Employment Contracts and Change in Control Arrangements," below, for specific information as to the terms of each of these employment agreements. Bonuses for the Company's executive officers are determined by the Compensation Committee on a case-by-case basis. See "--Executive Bonus Plan," below.

    During 1998, all of the Company's executive officers, including the Chief Executive Officer, received salaries averaging 11% over 1997 levels. In comparison to the salary levels of the chief executive officers and presidents of companies within the Company's Peer Group, the salaries of Messrs. Moore and Dillard are below average. Likewise, the salaries of other executives of the Company are lower than the average of those named in the public documents of the Company's Peer Group.

    EXECUTIVE BONUS PLAN. In 1998, as a result of the Company's performance and based upon the factors discussed above, the Compensation Committee established the Company's 1998 Bonus Plan whereby the Company's executive officers and other significant employees (the "Bonus Participants") received bonus compensation based upon a percentage of the after tax net income of the Company and/or its subsidiaries. In April 1999, the Compensation Committee again reviewed the performance of each of the Bonus Participants and determined the respective percentages for each Bonus Participant in connection with the Company's 1999 Bonus Plan as follows: (a) 2% and 1.5%, respectively, of the after tax net income of Management Alliance Corporation for each of Messrs. Bruno and Woo; and
(b) 3%, 2.5% and 1.5% of the after tax net income of the Company on a consolidated basis for each of Messrs. Moore, Dillard and Furra, respectively. See "Executive Compensation--Summary Compensation Table," above.

    CHIEF EXECUTIVE OFFICER. In April 1998, the Compensation Committee determined that, due to the Company's improved operating results in 1997, an increase in the Chief Executive Officer's compensation was warranted and that the Chief Executive Officer should be awarded a performance bonus of 3% of the Company's consolidated after tax net income for 1998, pursuant to the Company's 1998 Bonus Plan and options to purchase 100,000 shares of Common Stock. See "--Equity Compensation," below. Accordingly, the Compensation Committee increased the annual salary of the Chief Executive Officer to $192,000 effective May 1, 1998.

    PRESIDENT. In April 1998, the Compensation Committee determined that, due to the Company's improved operating results in 1997, an increase in the President's compensation was warranted and that the President should be awarded a performance bonus of 2.5% of the Company's consolidated after tax net income for 1998 pursuant to the Company's 1998 Bonus Plan and options to purchase 66,667 shares of Common Stock. See "--Equity Compensation," below. Accordingly, the Compensation Committee increased the annual salary of the President to $162,000 effective May 1, 1998.

    EQUITY COMPENSATION. The executive officers are also granted stock options from time to time under the 1996 Plan and the 1998 Plan. The timing of such grants and the size of the overall option pools and their allocations are determined by the Compensation Committee based upon market conditions, corporate and individual performance, and the number of unexercised options outstanding at the date of grant. Emphasis is placed on the long-term performance of the Company and is subjective with no particular emphasis being placed on any one factor. See "Certain Relationships and Related Transactions" for more information related to these matters.

    In April 1998, the Compensation Committee granted to each of Messrs. Moore, Dillard and Furra options to purchase 100,000, 66,667 and 10,000, respectively, shares of the Company's Common Stock with the exercise price of such options being $12.75 per share. Each of these options are to vest over a three year period. In addition, the awards to Messrs. Moore and Dillard were expressly conditioned upon their exercise of options to purchase 124,000 and 84,000 shares, respectively. With respect to such options, in January 1999, Mr. Moore purchased 72,500 shares of stock and waived his right to purchase an additional 5,000 shares of the Company's Common Stock. As a result of such partial exercise, in April 1999 the Compensation Committee reduced its original grant to Mr. Moore of options to purchase 100,000 shares to options to purchase 62,500 shares. In July 1998, Mr. Dillard purchased the 84,000 shares of the Company's Common Stock covered by such options. See "Certain Relationships and Related Transactions" below for more information related to these matters.

    OPTION REPRICING. In October 1998, the Compensation Committee and the Board of Directors agreed to reprice, at $5.125 per share, all options previously granted to employees of the Company which involved an exercise price in excess of such price. The only exception to such action was that the options to purchase 100,000 shares granted to Mr. Moore in April 1998 were not repriced. As a result of this action, the Board of Directors mandated that none of the repriced options could be exercised prior to October 23, 1999 even if such options become fully vested prior to such date. As a result of this action, the number of shares under options repriced for executive officers of the Company are as follows: Mr. Moore--31,000 shares, Mr. Dillard--87,667 shares, Mr. Furra--30,000 shares, Mr. Bruno--12,000 shares, and Mr. Woo-- 10,000 shares.

    The Compensation Committee and Board of Directors determined that it was in the best interests of the Company to reduce the exercise price of options granted to employees. The decision was attributable to the unexpected and significant decline in the price of the Common Stock, the belief that such price decline was not attributable to poor performance by the Company and its management team, and the desire to insure that the Company retains and incentivizes all of its management personnel. See "Ten-Year Option Repricings" below.

    TAX CONSEQUENCES.  The Omnibus Budget Reconciliation Act of 1993 added
Section 162(m) ("Section 162(m)") to the Internal Revenue Code. With certain exceptions, Section 162(m) prevents publicly held corporations, including the Company, from taking a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and the four other persons named in the Summary Compensation Table in this Proxy Statement ("Covered Persons"). For purposes of Section 162(m), this limitation will apply to the tax year in which the Company would otherwise take the deduction. For nonqualified stock options the deduction is normally taken in the year the option is exercised. However,
Section 162(m) will not apply to limit the deductibility of performance-based compensation exceeding $1 million if (i) paid solely upon attainment of one or more performance goals, (ii) paid pursuant to a performance-based compensation plan adopted by the Compensation Committee, and (iii) the terms of the plan are approved by the shareholders before payment of the compensation.

    The Compensation Committee has previously reviewed the Company's compensation plans with regard to the deduction limitation contained in Section 162(m). The Compensation Committee believes that option grants under the 1996 Plan (the "1996 Options") do not meet the requirements of Section 162(m) to be considered performance-based compensation. Therefore, Section 162(m) could limit the Company's deduction in any tax year in which a Covered Employee who received 1996 Options exercises some or all of such Covered Employee's 1996 Options and such recipient's total compensation, including the value of the exercised options, exceeds $1 million in that taxable year.

    The Compensation Committee decided not to alter the Company's compensation plans with respect to existing 1996 Options, but does believe that options granted and repriced to Covered Employees under the 1998 Plan will meet the deductibility requirements of Section 162(m).

                                          COMPENSATION COMMITTEE
                                          A. Clinton Allen
                                          Deborah A. Farrington
                                          Samuel E. Hunter

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                             LENGTH OF
                                                        SECURITIES     MARKET                                 ORIGINAL
                                                        UNDERLYING    PRICE OF     EXERCISE                     TERM
                                                         NUMBER OF    STOCK AT     PRICE AT        NEW      REMAINING AT
                                                          OPTIONS      TIME OF      TIME OF     EXERCISE      DATE OF
NAME                                           DATE      REPRICED     REPRICING    REPRICING      PRICE      REPRICING
-------------------------------------------  ---------  -----------  -----------  -----------  -----------  ------------
J. Michael Moore...........................   10/23/98      31,000    $   5.125    $    8.00    $   5.125      38 Months
  Chairman of the Board and Chief Executive
  Officer

M. Ted Dillard.............................   10/23/98      21,000    $   5.125    $    8.00    $   5.125      38 Months
  President and Secretary                     10/23/98      66,667    $   5.125    $   12.75    $   5.125     114 Months

Douglas G. Furra...........................   10/23/98      20,000    $   5.125    $    8.00    $   5.125      43 Months
  Chief Financial Officer                     10/23/98      10,000    $   5.125    $   12.75    $   5.125     114 Months
  and Treasurer

Anthony J. Bruno...........................   10/23/98      12,000    $   5.125    $   10.00    $   5.125     108 Months
  President,
  Management Alliance Corporation

James L. Woo...............................   10/23/98      10,000    $   5.125    $   10.00    $   5.125     108 Months
  Executive Vice President,
  Management Alliance Corporation

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    The Company has entered into employment agreements with Messrs. Moore and Dillard that provide that: (a) base compensation payable to Mr. Moore and Mr. Dillard be not less than $150,000 per annum and $125,000 per annum, respectively (the current annual salaries for such individuals are $192,000 for Mr. Moore, and $162,000 for Mr. Dillard); (b) Mr. Moore shall be the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company; (c) Mr. Dillard shall be the President of the Company and shall report to Mr. Moore; and (d) both individuals shall have the right to participate in all of the benefit, bonus and incentive compensation plans of the Company and its subsidiaries. Each employment agreement provides that during such executive's agreement, the Company shall fund a deferred compensation program (the "Deferred Compensation Program") for such executive in the amount of $2,000 and $1,500 per month, respectively. Each employment agreement provides that the term of the employment agreement shall be for a period of three (3) years beginning January 1, 1997 and ending December 31, 1999 (the "Termination Date"). The Termination Date in effect shall be automatically extended for one (1) year unless (i) the employment agreement has already been terminated prior to the Termination Date for a reason permitted thereunder, or (ii) either the Company or the executive gives written notice (the "Non-Renewal Notice") that the employment agreement should not be renewed at least six (6) months in advance of the Termination Date then in effect. Each employment agreement provides that if the executive's employment with the Company is terminated without cause, the Company agrees to pay such executive an amount equal to the base compensation that would have been paid to such executive during the period of the time from the date of termination of such executive's employment with the Company until the Termination Date and for a period of twelve (12) months (the "Extension Period") following the Termination Date. In addition, if the executive's employment is terminated without cause, the executive shall be entitled to receive a pro rata share of any bonus or incentive compensation that such executive would otherwise have been entitled to receive had he remained employed for the entirety of the calendar year involved and shall have 12 months following such termination within which to exercise his options.

    Effective April 30, 1998, the employment agreements of the Chief Executive Officer and the President were amended. The amendments to these employment agreements provide that upon a Special Change in

Control (as defined below) of the Company and if the executive's employment with the Company is terminated for any reason other than Voluntary Termination (as defined in the respective employment agreements) or terminated for cause during the twenty-four (24) month period beginning on the Effective Date of such change in control, (a) the payments to the executive under the employment agreement for the Extension Period shall be at such times and in such amounts as would have been paid to the executive during the Extension Period had the executive's employment not been terminated and (b) the Company's obligation to fund the Deferred Compensation Program shall extend until the expiration of the Extension Period.

    With respect to change of control provisions related to stock options, each of the 1996 Plan and the 1998 Plan contain certain change in control provisions. In addition, if with respect to any of Messrs. Moore, Dillard or Furra a Special Change in Control occurs and such executive's employment with the Company terminates for any reason other than Voluntary Resignation or Termination for Cause (as defined in the executive's respective Stock Option Agreement), such executive's stock options will become fully vested, notwithstanding any other vesting provisions.

    For this purpose, the term "Special Change in Control" means (a) any person or entity, including a "group" as defined in Section 13(d)(3) of the Exchange Act, other than the Company, a majority-owned subsidiary thereof, or Mr. Moore and any affiliate of Mr. Moore, becomes the beneficial owner (as defined pursuant to Schedule 13(d) under the Exchange Act) of the Company's securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company; or (b) if, as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are beneficially owned (as defined pursuant to Section 13(d) of the Exchange Act) in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or (c) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

    The Company has entered into an employment agreement with Mr. Furra that provides that: (a) compensation payable to Mr. Furra of $99,600 per annum; (b) the term of employment is for one year commencing June 1, 1997, and renewing for a one-year term unless either the Company or Mr. Furra determines not to renew;
(c) Mr. Furra serves as the Chief Financial Officer of the Company; (d) Mr. Furra receives options for the purchase of 30,000 shares of Common Stock (options to purchase an additional 10,000 shares of Common Stock were granted to Mr. Furra on April 29, 1998 and repriced on October 23, 1998); and (e) Mr. Furra has the right to participate in all of the benefit, bonus and incentive compensation plans of the Company and its subsidiaries at the discretion of the Compensation Committee of the Board of Directors. If such employment agreement is terminated without cause, Mr. Furra shall be entitled to receive (i) an amount equal to his then current annual base compensation, payable over a one
(1) year period (reduced by the amount of monthly compensation otherwise received by Mr. Furra from other employment), and (ii) a pro rata share of any bonus or incentive compensation that he would otherwise have been entitled to receive had he remained employed by the Company for the entirety of the calendar year involved. Effective May 1, 1998, the annual salary for Mr. Furra was set at $116,112.

    The Company has entered into an employment agreement with Mr. Bruno that provides that (a) the compensation payable to Mr. Bruno is $110,000 per annum;
(b) the term of employment is for two (2) years commencing January 1, 1998; (c) Mr. Bruno serves as the President of Management Alliance

Corporation; (d) Mr. Bruno receives a monthly allowance of $2,500 per month ($1,500 of which is at the discretion of the Compensation Committee on a year-to-year basis) until October 1, 1999; (e) Mr. Bruno receives options for the purchase of 12,000 shares of Common Stock pursuant to the 1996 Plan; and (f) Mr. Bruno has the right to participate in all other benefits, bonuses and incentive compensation plans of Management Alliance Corporation at the discretion of the Compensation Committee of the Board. If such employment agreement is terminated without cause or due to his death or disability, Mr. Bruno shall be entitled to receive (i) each month an amount equal to Mr. Bruno's base compensation per month for the shorter of (a) the period of six (6) months following the date of termination of Mr. Bruno's employment with the Company or
(b) the period from such termination to December 31, 1999, and (ii) a pro rata share of any bonus or incentive compensation that Mr. Bruno would otherwise have been entitled to receive had he remained employed by the Company for the entirety of the calendar year involved. Effective April 22, 1998, the annual salary for Mr. Bruno was set at $121,000.

    The Company has entered into an employment agreement with Mr. Woo that provides that (a) the compensation payable to Mr. Woo is $96,000 per annum; (b) the term of employment is for one (1) year commencing January 1, 1998, and renewing for a one (1) year term unless either the Company or Mr. Woo determines not to renew; (c) Mr. Woo serves as the Executive Vice President of Management Alliance Corporation; (d) Mr. Woo receives options for the purchase of 10,000 shares of Common Stock pursuant to the Company's 1996 Plan; and (e) Mr. Woo has the right to participate in all other benefits, bonuses and incentive compensation plans of Management Alliance Corporation at the discretion of the Compensation Committee of the Board. If such employment agreement is terminated without cause, Mr. Woo shall be entitled to receive (i) three months' salary, and (ii) a pro rata share of any bonus or incentive compensation that Mr. Woo would otherwise have been entitled to receive had he remained employed by the Company for the entirety of the calendar year involved. Effective April 22, 1998, the annual salary for Mr. Woo was set at $104,000.

                           COMPARATIVE TOTAL RETURNS

PERFORMANCE GRAPH

    The following Performance Graph shows the changes over the five year period from December 31, 1993 to December 31, 1998 in the value of $1,000 invested in:
(a) the Company's Common Stock; (b) the Russell 2000 Index; and (c) the common stock of the Peer Group (as defined below) of companies, whose returns represent the arithmetic average for such companies and includes such companies in such average only during the years that any of such companies were publicly traded. The values with each investment as of the beginning of each year are based on share price appreciation and the reinvestment with dividends on the respective ex-dividend dates. The change in the Company's performance for the year ended December 31, 1998, results from the price of the Company's Common Stock decreasing from $8.00 per share at December 31, 1997 to $5.00 per share at December 31, 1998. Management believes that prior to the Company's offering of its Common Stock in September of 1997, the Company's Common Stock was somewhat illiquid due to a limited public float.

COMPARISON OF CUMULATIVE TOTAL RETURNS FROM YEAR-END 1993 THROUGH YEAR-END 1998

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           RUSSELL 2000    DCRI      PEER GROUP
12/31/93         $1,000     $1,000        $1,000
12/31/94         $1,170     $1,000        $1,050
12/31/95         $1,390     $1,920        $1,140
12/31/96         $1,600    $25,000        $2,550
12/31/97         $1,850    $61,540        $2,380
12/31/98         $1,680    $38,460        $2,400

    The Company's Peer Group, as selected by the Company's Compensation Committee, consists of the following companies whose businesses, taken as a whole, resemble the Company's activities: Butler International, Inc., General Employment Enterprises, Inc, RCM Technologies, Inc., Professional Staffing, Lamalie Associates, Comforce Corp., National Technical Systems, Inc., and National TechTeam, Inc.

    This graph above assumes $1,000 invested on December 31, 1993 in the Common Stock of the Company, the Russell 2000 Index, and the Peer Group and was plotted using the following data:

                                       31-DEC-93    31-DEC-94    31-DEC-95    31-DEC-96    31-DEC-97    31-DEC-98
                                      -----------  -----------  -----------  -----------  -----------  -----------
Russell 2000........................   $   1,000    $   1,170    $   1,390    $   1,600    $   1,850    $   1,680
DCRI................................   $   1,000    $   1,000    $   1,920    $  25,000    $  61,540    $  38,460
Peer Group..........................   $   1,000    $   1,050    $   1,140    $   2,550    $   2,380    $   2,400

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1998, the Company paid various expenses on behalf of Mr. Moore or various entities that he controls in the amount of approximately $77,000. Approximately $56,000 of this amount was applied to Mr. Moore's 1998 bonus. The remaining $21,000 was repaid in January 1999. The majority of these amounts are related to litigation associated with a lawsuit with Ditto Properties Company, in connection with the Company initially being involved therein as garnishee. During 1998, the Company advanced Mr. Moore $20,000 which was represented by a note bearing interest at 8%, which was repaid in January 1999.

    On July 17, 1998, Mr. Dillard exercised options to purchase 84,000 shares of Common Stock for an aggregate purchase price of $257,250. The purchase price was paid with 7,500 shares (acquired in 1997) of Common Stock valued at $89,500 (based upon the closing price of the Common Stock on July 16, 1998, on the American Stock Exchange) and the remainder was paid in cash. In connection with this transaction the Company loaned Mr. Dillard approximately $149,000, which was subsequently reduced to approximately $90,000 (the "Tax Loan"), to cover his income tax liability associated with the transaction. The Tax Loan bears interest at the applicable federal rate which is payable quarterly, is collateralized by 20,000 shares of Common Stock, and is due July 17, 2003. On October 1, 1998, the Company advanced Mr. Dillard approximately $39,000 against his 1998 bonus. In addition, on October 12, 1998, the Company loaned Mr. Dillard approximately $125,000 (the "Company Loan"). The Company Loan bears interest at 8%, provides that interest is payable quarterly, is collateralized by 35,400 shares of Common Stock, and is due October 12, 2001. The collateral for the Company Loan will be increased if the market value of the Common Stock declines to the point where the market value of all stock pledged to secure the Company Loan is less than the principal amount of the Company Loan.

    On January 12, 1999, the Company entered into (a) a note purchase agreement (the "Agreement") with Compass Bank (the "Bank"), and DCRI L.P. No. 2, Inc., a Texas corporation (the "Borrower"), which is principally owned by Mr. Moore, pursuant to which the Company agreed to purchase from the Bank, in the event of a default by the Borrower and Mr. Moore (as guarantor), the following: (i) two promissory notes (collectively the "Notes") executed by the Borrower payable to the Bank in the principal amount of $500,000, and (ii) all instruments collateralizing repaying of the Notes including, without limitation, a pledge agreement related to 165,000 shares of Common Stock which are owned by the Borrower and which have been pledged by the Borrower as collateral for the Notes, and (b) a bank transaction agreement (the "Related Agreement") with the Borrower and Mr. Moore which obligated the Borrower and/or Mr. Moore to (i) pledge to the Company an additional 50,000 shares of Common Stock to collateralize the Company under the terms of both the Agreement and the Related Agreement, (ii) pay the Company for entering into the Agreement by conveying to the Company 5,000 shares of Common Stock which are owned by the Borrower, and
(iii) waive the right of Mr. Moore to exercise options to purchase, at $2.50 per share, 5,000 shares of Common Stock pursuant to options previously granted to Mr. Moore by the Company. The proceeds from the loans evidenced by the Notes have been partially advanced by the Bank and have been used in part to fund Mr. Moore's purchase, at $2.50 per share (for an aggregate amount of $181,250), of 72,500 shares of Common Stock pursuant to exercising stock options previously granted to him by the Company.

    With respect to Ms. Farrington, see "Board of Directors and Committees--Director Compensation," above.

               PROPOSAL TO APPROVE THE 1998 NON-EMPLOYEE DIRECTOR
                        STOCK OPTION PLAN OF THE COMPANY
                                  (PROPOSAL 2)

GENERAL

    In 1998, the Board of Directors approved, effective as of December 8, 1998, the 1998 Non-employee Director Stock Option Plan of the Company (the "Directors Plan"). The purpose of the Directors Plan is to enable the Company to be able to continue to obtain and retain the services of the types of non-employee directors who will contribute to the Company's long range success and to give them the opportunity to participate in a special stock option program designed to provide them with significant incentives to remain in the service of the Company as non-employee directors.

    The Company plans to register the shares issuable pursuant to the Directors Plan (the "Directors Shares") under the Securities Act of 1933, as amended (the "Act"). The Directors Shares issued upon exercise of options (the "Directors Options") granted under the Directors Plan after the effective date of such registration could immediately be sold in the open market subject, in the case of affiliates (as defined in Rule 144 under the Act), to compliance with the provisions of Rule 144 other than the holding period requirement.

    Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting in person or represented by proxy and entitled to vote thereon is necessary in order to approve the Directors Plan. If the shareholders fail to ratify the Directors Plan, the Company will not grant further Directors Options pursuant to the Directors Plan and grants previously made pursuant to the Directors Plan will be rendered null and void. In such event, the stock options which were granted under other stock option plans of the Company, and which terminated on December 31, 1998, for the three non-employee directors, would be reinstated (see "Board of Directors and Committees--Director Compensation"). Proxies will be voted for or against such approval in accordance with the specifications marked thereon and, if no specification is made, will be voted in favor of such approval.

DESCRIPTION OF THE COMPANY'S DIRECTOR PLAN

    A copy of the Directors Plan is attached to this Proxy statement as Exhibit
A. A summary of the principal provisions of the Directors Plan is set forth below.

    Options granted under the Directors Plan will be stock options not intended to qualify for incentive stock option treatment. The Directors Plan is not required to be qualified under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

ELIGIBILITY AND PARTICIPATION

    Under the Directors Plan, options to purchase, with an exercise price of $5.75 per share, 15,000 shares of Common Stock were granted to the three non-employee directors of the Company, and each person who becomes a non-employee director of the Company in the future will be granted, automatically, without further action by the Board of Directors, an option to purchase 15,000 shares of Common Stock with an exercise price at the market value of such shares at the time the person becomes a director. In addition, on January 1 of each year commencing January 1, 2000 or, for any new non-employee directors, on the anniversary date of their election, each non-employee director then serving as a director will be granted, automatically, without further action by the Board of Directors, options to purchase 12,500 shares of Common Stock with an exercise price at the market value of the shares on the last business day preceding the automatic grant date involved.

    Options will only be granted under the Directors Plan to persons who are non-employee directors of the Company.

ADMINISTRATION

    The Directors Plan will be administered by the Board of Directors of the Company.

VESTING

    The Directors Plan involves vesting on a quarterly basis for one (1) year from the effective date of the applicable grant of options involved. A Director Option shall not be deemed to have vested unless the non-employee director continues to be a non-employee director throughout the quarterly period involved, including the last day of such quarterly periods.

TRANSFERABILITY

    A Director Option shall not be assignable or transferable by an optionee otherwise than by will or by the law of descent and distribution or as provided in an option agreement entered into pursuant to the Directors Plan.

CHANGE OF CONTROL

    Each Directors Option outstanding shall terminate upon a sale or transfer of all or substantially all of the capital stock or assets of the Company to any entity or person that is not a parent or subsidiary and the Company is not the surviving entity (each transaction collectively referred to as a "Change of Control"), provided that each optionee to whom no share options have been tendered by the surviving entity on terms and provisions that substantially preserve the rights and benefits of such optionee's options under the Directors Plan shall have the right, prior to such Change of Control in which the Company is not the surviving entity, to exercise his or her outstanding Directors Options in whole or in part, on the condition, however, that the Change of Control is actually effected. If the Change of Control is actually effected, such exercise shall be deemed effective (and, if applicable, the optionee shall be deemed a shareholder with respect to the Option exercised) immediately preceding the effective time of such Change of Control (on the date of record for shareholders entitled to share in the securities or property distributed in such Change of Control, if a record date is set). Notwithstanding the foregoing, in the event of a Change of Control in which the Company is not the surviving entity, the Company shall have the right in its sole discretion to pay to each optionee possessing unexercised Directors Options, as soon as practicable following consummation of such Change of Control, an amount equal to the fair market value of all shares purchasable (without regard to vesting provision) under the unexercised Directors Options less the exercise price of such unexercised Directors Options (the "Net Value"). Upon payment of the Net Value, all Directors Options outstanding under the Directors Plan shall be null and void, and the optionee shall have no further rights thereunder.

AMENDMENT AND TERMINATION

    The Directors Plan provides that the Board may amend or terminate the Directors Plan at any time in such respect as the Board of Directors may deem desirable; provided that the following amendments shall require approval by the holders of a majority of the shares of Common Stock represented at a meeting of shareholders for which a quorum is present: (a) to increase the number of shares issuable under the Directors Plan; (b) to materially increase the benefits accruing to participants under the Directors Plan; or (c) to materially modify the requirements for eligibility under the Directors Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the federal income tax consequences of participation in the Directors Plan is only a summary and does not purport to be complete, and differences in individual optionees' financial situations may cause federal, state and local income tax consequences of participation in the Directors Plan to vary.

    An optionee will not recognize any income upon the grant of a Directors Option pursuant to the Directors Plan. Upon exercise of a Directors Option, the amount by which the fair market value of the Directors Shares at the time of exercise exceeds the exercise price must be treated as ordinary income received by the optionee.

    If an optionee exercises a Directors Option by paying the exercise price with shares of Common Stock, the optionee will be treated as having made a nontaxable exchange of the number of shares transferred for an equal number of shares received (the "Exchange Stock"). The basis and holding period of the Exchange Stock will be the same as the basis and holding period of the stock transferred. The fair market value of all shares received in excess of the Exchange Stock (the "Excess Stock") are treated as compensation income to the optionee, and the Company generally will have a corresponding deduction to the extent the amount constitutes an ordinary and necessary business expense and is not disallowed by Section 162(m). The Excess Stock has a basis equal to the amount included in the optionee's compensation income and a holding period that begins on the date the Directors Option is exercised.

    The Company generally will be entitled to deduct the amount that the optionee is required to treat as ordinary income in the Company's taxable year that ends with or within the taxable year in which the optionee recognizes such income, to the extent such amount constitutes an ordinary and necessary business expense and is not disallowed under Section 162(m).

    Upon a taxable disposition of Directors Shares, any amount received by the optionee in excess of the sum of (a) the exercise price, and (b) any amount includable in income with respect to the exercise of such Directors Option, will generally be treated as long-term or short-term capital gain, depending upon the holding period of the Directors Shares. To qualify for long-term capital gain treatment, the Directors Shares must have been held for more than 12 months, and to qualify for the lowest level of federal income tax on capital gains, must be held for 18 months. If the Directors Shares are held for more than 12 months but less than 18 months, the maximum federal income tax rate applicable to individuals is currently 28%, and if the Directors Shares are held for more than 18 months, the maximum federal income tax rate for individuals is 20%. If, upon disposition, the optionee receives an amount that is less than the fair market value of the Directors Shares on the exercise date, the loss will generally be treated as a long or short-term capital loss, depending upon the holding period of such Directors Shares.

TERMINATION OF OPTIONS

    If an optionee ceases to be a member of the Board of Directors for any reason, the options of such optionee under the Directors Plan shall thereafter cease to vest. To the extent vested at such time, such options may be exercised for six months after the optionee ceases to be a director unless the optionee ceased to be a director due to death or disability. If an optionee ceases to be a director due to death or disability (as determined by the Board of Directors), the options of such optionee under the Directors Plan may be exercised for twelve months after the optionee ceases to be a member of the Board of Directors.

SHARES OF COMMON STOCK SUBJECT TO THE DIRECTORS PLAN

    The Directors Plan authorizes the granting of options to persons who are non-employee directors at the present or who may become a non-employee director in the future. A total of 300,000 shares of Common Stock (subject to certain adjustments below discussed) have been reserved for issuance upon the exercise of Directors Options under the Directors Plan. As of April 20, 1999 Directors Options for 45,000 shares had been granted under the Directors Plan. If a Directors Option expires fully or partially unexercised, the shares then subject to such Directors Option are available for later grant. Upon a change in the number of shares outstanding as a result of a declaration of a stock dividend or any recapitalization resulting in a stock split, combination or exchange of shares, there shall be a proportionate adjustment in the shares available for grant and the shares subject to outstanding Directors Options.

PAYMENT OF EXERCISE PRICE

    The exercise price for Directors Options shall be paid solely in cash, or by check, or, in whole or in part by delivery of shares of Common Stock or by reducing the number of shares purchasable upon exercise of the Directors Options, which will be deemed payment of all or a portion of the exercise price in an amount equal to the fair market value of such delivered shares or reduced number of option shares.

STOCK OPTION AGREEMENTS

    Each grant of a Director Option shall be evidenced by a stock option agreement in the form from time to time adopted by the Board of Directors containing such terms, not inconsistent with the Directors Plan, that the Board of Directors deems appropriate.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO
                          APPROVE THE DIRECTORS PLAN.
                                 OTHER BUSINESS
                                  (PROPOSAL 3)

    At the time this Proxy Statement was published, the Board of Directors knew of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

    With respect to business to be brought before the Annual Meeting, the Company has not received any notices from shareholders that the Company is required to include in this Proxy Statement.

                             SHAREHOLDER PROPOSALS

PROPOSALS FOR 2000 ANNUAL MEETING

    Shareholders may submit proposals for consideration at future shareholder meetings, including director nominations. In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement for next year's annual meeting, presently scheduled to be held in June 2000, the written proposal must be received by the Company no later than December 31, 1999. Any such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Similarly, in order for a shareholder proposal, including a nomination for director, to be raised from the floor during next year's annual meeting, written notice must be received by the Company pursuant to the Company's Bylaws no earlier than March 19, 2000, and no later than April 18, 2000, and shall contain such information as required under the Company's Bylaws. If such proposal is timely received by the Company and is in accordance with the Company's Bylaws, management's discretion to vote proxies with respect to such proposal will be limited by the provisions of Rule 14a-4, which is one of the proxy rules promulgated by the SEC.

    You may contact the Company's corporate Secretary at Company headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals, including nominating director candidates.

                                    GENERAL

    The information contained in this Proxy Statement in the sections entitled "Executive Compensation--Report From the Board of Directors Regarding Executive Compensation" and "Comparative Total Returns" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Act, or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Act or the Exchange Act.

                                          By Order of the Board of Directors,
                                          M. TED DILLARD
                                          SECRETARY

Dallas, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR SHARES TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                     DIVERSIFIED CORPORATE RESOURCES, INC.
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    1. STATEMENT OF PURPOSE. This 1998 Non-employee Director Stock Option Plan (the "Plan") is intended to promote the interests of Diversified Corporate Resources, Inc., a Texas corporation (the "Company"), by offering non-employee members of the Board of Directors of the Company (individually a "Non-employee Director" and collectively "Non-employee Directors") the opportunity to participate in a special stock option program designed to provide them with significant incentives to remain in the service of the Company.

    2. ELIGIBILITY. Each Non-employee Director shall be eligible to receive automatic grants of non-statutory options under this Plan (individually an "Option" and collectively "Options") pursuant to the provisions of Section 4 hereof.

    3. STOCK SUBJECT TO PLAN. The stock issuable under this Plan shall be shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). Subject to adjustment as herein provided, the total number of shares reserved and available for issuance under the Plan shall be 300,000 shares of Common Stock. Such shares may be made available from authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company.

    4.  AUTOMATIC GRANTING OF OPTIONS.

        a. INITIAL GRANT OF OPTIONS. Each individual who was serving as a Non-employee Director on December 9, 1998 (herein sometimes referred to as an "Initial Director") shall be automatically granted, on such date, an Option to purchase 15,000 shares of Common Stock. Each individual who is initially elected or appointed as a Non-employee Director subsequent to December 9, 1998 (herein sometimes referred to as a "New Director") shall receive, as of the date of his or her initial election or appointment (herein referred to as the "Election Date"), an automatic grant of an Option to purchase 15,000 shares of Common Stock. Subject to the provisions hereof, each Option granted pursuant to this Section 4(a) (herein referred to individually as an "Initial Option" and collectively as "Initial Options") shall be for a term of ten (10) years.

        b. ANNUAL GRANT OF OPTIONS. Commencing with the first business day of calendar year 2000, and continuing in effect on January 1 of each subsequent calendar year, each Initial Director who is, on the automatic grant date involved, serving as a Non-employee Director shall receive an additional automatic grant of an Option to purchase 12,500 shares of Common Stock. Commencing one (1) year and one (1) day after the Election Date of a New Director, and continuing in effect on the same day of each subsequent calendar year, if the New Director involved is at the time serving as a Non-employee Director, such New Director shall receive an additional automatic grant on an Option to purchase 12,500 shares of Common Stock; unless New Directors have the same Election Date, the dates on which the aforesaid Options shall be deemed to be granted shall vary for each of the New Directors. Each Option granted pursuant to this Section 4(b) (herein referred to individually as an "Annual Option" or collectively as "Annual Options") shall be for a term of ten (10) years from the date of the automatic grant involved.

        c. DEFINITIONS. The foregoing automatic grant dates under Sections 4(a) and 4(b) are herein referred to individually as an "Automatic Grant Date" and collectively as "Automatic Grant Dates" and the Non-employee Directors receiving Options are herein referred to individually as an "Optionee" and collectively as "Optionees". Options granted under this Plan are not intended to the treated as incentive stock options as defined in
    Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        d. TERMINATED OR CANCELLED OPTIONS. In the event that an Option expires or is terminated or canceled unexercised as to any shares of Common Stock, the shares subject to the Option, or portion thereof not so exercised, shall be available for subsequent automatic Option grants under this Plan.

        e. ADDITIONAL SHARES. Should the total number of shares of Common Stock at the time available under this Plan not be sufficient for the automatic grants to the made at that particular time, the available shares shall be allocated proportionately among all automatic Option grants to be made at that time.

    5. VESTING. Each Option granted pursuant to Section 4 shall vest on an equal quarterly basis over a one (1) year period as follows:

        a. INITIAL DIRECTORS. With respect to the Initial Directors, the right to exercise (i) the Initial Options shall vest in quarterly increments of 3,750 shares for each quarter during the one (1) year period commencing January 1, 1999, and (ii) the Annual Options shall vest in quarterly increments of 3,125 shares for each quarter during the one (1) year period commencing on the Automatic Grant Date involved.

        b. NEW DIRECTORS. With respect to the New Directors the right to exercise (i) the Initial Options shall vest in quarterly installments of 3,750 shares for each quarter during the one (1) year period commencing on the Election Date for each New Director, and (ii) the Annual Options shall vest in quarterly installments of 3,125 shares for each quarter during the one (1) year period commencing on the Automatic Grant Date of the New Director involved.

        c. CONTINUED SERVICE. With respect to the manner of vesting, an Option shall not be deemed to have vested unless the Non-employee Director continues to be a Non-employee Director throughout the quarterly period involved including the last day of such quarterly period.

        d. PURCHASE SUBJECT TO VESTING. No shares of Common Stock may be purchased in connection with Options unless and to the extent that the Non-employee Director has become vested with respect to the Option involved pursuant to the terms of this Plan.

    6. EXERCISE PRICE. The price per share payable upon exercise of an Option (the "Exercise Price") shall be the fair market value per share of Common Stock as of the close of business on the last business day preceding the applicable Automatic Grant Date. For the purposes of establishing the Exercise Price, if shares Common Stock are listed on a national stock exchange, or the NASDAQ Stock Market, the fair market value per share of the Common Stock on any relevant date shall be deemed to be the price of the Common Stock at the close of the trading day next preceding the applicable Automatic Grant Date. However, if the shares of Common Stock are then publicly traded but not quoted on a national stock exchange or the NASDAQ Stock Market, the fair market value of the Common Stock shall be the mean of the closing bid and ask price of the Common Stock on the date next preceding the applicable Automatic Grant Date. If the Common Stock is not publicly traded, the fair market value of shares of Common Stock shall be determined by the Board of Directors of the Company in its reasonable discretion. In no event shall the Exercise Price per share be less than the par value of a share of Common Stock.

    With respect to the Initial Options granted, (a) the Exercise Price shall be $5.75 per share for each Non-employee Director who was a Director on December 9, 1998, and (b) for all other Non-employee Directors, the Exercise Price shall be the fair market value per share of the Common Stock, as determined in this
Section 6, as of the close of business on the last business day preceding the Election Date of the Director involved.

    7. EXERCISE OF OPTION. An Option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased either in cash, by check, by shares of Common Stock having a fair market value equal to the exercise price, or by reduction of the number of shares to be received upon exercise of the Option (by designating that the number of shares of Common Stock issuable to the Optionee upon such exercise shall be reduced by the number of shares of Common Stock having a fair market value equal to the amount of the total exercise price for such exercise), or by a combination of these methods. For purposes of this Section 7, the fair market per share of the Common Stock shall be determined as in Section 6, on the last business day preceding the date on which the Non-employee Directors gives written notice to the Company of an exercise of an Option in accordance with this Section 7.

    At any time of any exercise of any Option, the Company may, if it shall determine it necessary or desirable for any reason, require the Optionee (or the Optionee's heirs, legatees or legal representative, as the case may be) as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution. In the event such representation is required to be delivered, an appropriate legend shall be placed upon each certificate delivered to the Optionee (or the Optionee's heirs, legatees or legal representative, as the case may be) upon the exercise of part or all of the Option, and the Company's transfer agent may be requested to notify the Company in the event of any attempt to transfer shares if such transfer is not in compliance with this Plan or applicable securities laws. Each Option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the issue or purchase of shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

    At the time of the exercise of any Option, if required to do so by law, the Company shall require, as a condition of the exercise of such Option, the Optionee to pay the Company an amount equal to the amount of tax the Company may be required to withhold to obtain a deduction for federal income tax purposes as a result of the exercise of such Option by the Optionee.

    8. TERMINATION OF BOARD MEMBERSHIP--EXERCISE THEREAFTER. Should an Optionee cease to be a member of the Board of Directors of the Company for any reason, other than death or permanent disability, such Optionee's Options shall thereafter cease to vest, but to the extent vested at the time such Optionee ceases to be a member of the Board of Directors of the Company, such Optionee's Options may be exercised, in whole or in part, by such Optionee at any time or times prior to the date (the "Expiration Date") which is six (6) months after the date such Optionee ceases to be a member of the Board of Directors of the Company for any reason other than the death or disability of the Optionee involved; to the extent not exercised on or before the Expiration Date, all of such Optionee's Options under the Plan shall expire, and all rights to purchase shares pursuant thereto shall terminate.

    Should an Optionee cease to be a member of the Board of Directors of the Company because of death or permanent disability (as determined by the Board of Directors of the Company), such Optionee's Options shall thereafter cease to vest but, to the extent vested at the time such Optionee ceases to be a member of the Board of Directors of the Company, such Optionee's Options may be exercised, in whole or in part, by such Optionee (or such Optionee's heirs, legatees or legal representatives, as the case may be), at any time or times prior to the date (the "Termination Date") which is one (1) year after the date such Optionee ceases to be a member of the Board of Directors of the Company due to the death or disability of the Optionee involved; to the extent not exercised on or before the Termination Date, all of such Optionee's Options under the Plan shall expire, and all rights to purchase shares of Common Stock pursuant thereto shall terminate.

    9. NON-TRANSFERABILITY. Options shall not be assignable or transferable by an Optionee otherwise than by will or by the laws of descent and distribution, or as provided in an option agreement entered into pursuant to the Plan. During the lifetime of an Optionee, Options shall be exercisable only by such Optionee.

    10. ADJUSTMENTS. The number of shares subject to this Plan and to Options granted under this Plan shall be adjusted as follows: (a) in the event that the number of outstanding shares of Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to this Plan and the exercise price of Options granted hereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis for each share of Common Stock then subject to this Plan, whether or not at the time subject to outstanding Options, the number and kind of shares of stock or other securities or property (including cash) to which the holders of shares of Common Stock will be entitled pursuant to the transaction; and (c) in the event of any change in the capitalization of the Company which is identified in this Section 10, an equitable adjustment shall be made in the number of shares of Common Stock then subject to this Plan, whether or not then subject to outstanding Options. In the event of any such adjustment, the Exercise Price per share shall be proportionately adjusted.

    11. CHANGE OF CONTROL. Each Option outstanding shall terminate upon a sale or transfer of all or substantially all of the capital stock or assets of the Company to any entity or person that is not a parent or subsidiary and the Company is not the surviving entity (such transactions are collectively referred to as a "Change in Control") provided that (a) each Non-employee Director shall have the right, exercisable during a ten-day period ending on the fifth business day prior to such Change of Control in which the Company is not the surviving entity, to exercise his or her Option in whole or in part with respect to the total number of shares of Common Stock to which the Option relates (less the number of shares, if any, of Common Stock preciously purchased pursuant to the
Plan), on the condition, however, that the Change of Control is actually effected; and if the Change of Control is actually effected, such exercise shall be deemed effective (and, if applicable, the Non-employee Director shall be deemed a shareholder with respect to the Option exercised) immediately preceding the effective time of such Change of Control (on the date of record for shareholders entitled to share in the securities or property distributed in such Change of Control, if a record date is set); and (b) in its sole and absolute discretion, the surviving entity may, but shall not be obligated to, tender to any Non-employee Director share options with respect to the surviving entity, and such new share options shall contain such terms and provisions as shall substantially preserve the rights and benefits of any Options then outstanding under the Plan. Notwithstanding the foregoing, in the event of a Change of Control in which the Company is not the surviving entity, the Company shall have the right in its sole discretion to pay to each Non-employee Director possessing unexercised Options, as soon as practicable following consummation of such Change of Control, an amount equal to the fair market value of all shares of Common Stock purchasable (without regard to vesting provisions) under the unexercised Options less the Exercise Price of such unexercised Options (the "Net Value").

    If the Company elects to pay each Non-employee Director the Net Value rather than grant the Non-employee Directors the rights described in this Section 11, the Non-employee Directors shall not be entitled to prior notice of such Change of Control. Upon payment of the Net Value, all Options outstanding under this Plan shall be null and void and the Non-employee Directors shall have no further rights thereunder. The Company shall have the right to withhold all applicable taxes from the Net Value prior to making payment to the Non-employee Directors.

    Section 11 shall not apply to a Change of Control in which the Company is the surviving entity. The determination as to which party to a Change of Control is the "surviving entity" shall be made by the Board of Directors.

    12. AMENDMENT OR DISCONTINUANCE OF PLAN. This Plan may from time to time be amended or discontinued by action of the Board of Directors, provided, however, that (a) no such amendment or discontinuance shall adversely change or impair any Options previously granted without the consent of the

Optionee, and (b) approval of the stockholders of the Company is required with respect to any amendment to the Plan which would (i) materially increase the benefits accruing to participants under this Plan, (ii) increase the number of shares of Common Stock which may be issued under this Plan, and/or (iii) materially modify the requirements as to eligibility for participation in this Plan .

    13. NO IMPAIRMENT OF RIGHTS. Nothing in this Plan or any automatic grant made pursuant to this Plan shall be construed or interpreted so as to affect adversely or otherwise impair the Company's right to remove any Optionee from service on the Board of Directors of the Company at any time in accordance with the provisions of applicable law.

    14. EFFECTIVE DATE. Subject to ratification by the stockholders of the Company, the Plan was adopted and authorized by the Board of Directors of the Company on December 9, 1998, and became effective as of such date.

    15. TERM OF THE PLAN. No option shall be granted pursuant to the Plan after December 8, 2008, but options granted prior to such date may extend beyond that date.

    16. STOCK OPTION AGREEMENT. Each grant of an Option pursuant to the Plan shall be evidenced by a stock option agreement between the Optionee and the Company in the form from time to time adopted by the Board of Directors and containing such terms and conditions that the Board of Directors of the Company deems appropriate. The provisions of the various stock option agreements entered into under the Plan need not be identical.

    17. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company. Any questions concerning the interpretation provisions of the Plan and stock option agreements entered pursuant thereto, including the incorporated provisions of the Plan, shall be determined by the Board of Directors in its reasonable discretion.

                      DIVERSIFIED CORPORATE RESOURCES, INC.
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 17, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints, J. Michael Moore and M. Ted Dillard, or either of them, with full power of substitution, as Proxies to vote all stock of Diversified Corporate Resources, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held in Dallas, Texas on June 17, 1999, upon such business as may properly come before the meeting or any adjournment thereof, including the following items as set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1. Proposal to elect as Directors of the Company the following persons to hold office until the next annual election of Directors by shareholders or until their successors have been duly elected and qualified.

     / / FOR all nominees listed below            / / WITHHOLD AUTHORITY
         (EXCEPT AS MARKED TO THE CONTRARY BELOW)     TO VOTE FOR ALL NOMINEES
                                                      LISTED BELOW

    J. Michael Moore A. Clinton Allen Samuel E. Hunter M. Ted Dillard Deborah A. Farrington

    (INSTRUCTION: To withhold authority to vote for any individual nominee, please place a line through the nominee's name above.)

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

2.  Approval of the 1998 Non-employee Director Stock Option Plan of the Company.

              FOR / /    AGAINST / /       ABSTAIN / /

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                         (Continued on reverse side)

3. In their discretion, the Proxies are authorized to vote upon such other matters and business as may properly come before the meeting.

              FOR / /    AGAINST / /       ABSTAIN / /

    Your signature(s) on this proxy form should be exactly as your name or names appear on this proxy. If the stock is held jointly, each holder should sign. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary or representative capacity, please set forth your full title. If a corporation, please sign in full corporate name as president or other authorized officer. If a partnership, please sign in the partnership's name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                            Dated:____________________ , 1999

                                            _________________________________
                                            (Signature)

                                            _________________________________
                                                Signature if held jointly

                                            THE SHARES REPRESENTED BY THIS PROXY
                                            WILL BE VOTED AS DIRECTED BY THE
                                            SHAREHOLDER.  IF NO DIRECTION IS
                                            GIVEN WHEN THE DULY EXECUTED PROXY
                                            IS RETURNED, SUCH SHARES WILL BE
                                            VOTED IN ACCORDANCE WITH THE
                                            RECOMMENDATIONS OF THE BOARD OF
                                            DIRECTORS FOR PROPOSALS 1 AND 2
                                            AND THE PROXIES WILL USE THEIR
                                            DISCRETION WITH RESPECT TO ANY
                                            MATTER REFERRED TO IN PROPOSAL 3.